Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION ANNOUNCES CHANGES IN NORTH AMERICAN MANUFACTURING

FACILITIES; EVANSVILLE, INDIANA PLANT TO CLOSE; 2009 OUTLOOK REMAINS UNCHANGED

BENTON HARBOR, Mich., August 28, 2009 — Whirlpool Corporation (NYSE: WHR) announced today changes to its North American manufacturing operations resulting in the closure of its manufacturing facility in Evansville, Indiana. The closure will eliminate approximately 1,100 full time positions in mid-2010.

Production of top freezer refrigerators made at Evansville will be transferred to one of the company’s existing manufacturing facilities in Mexico. Production of icemakers produced in Evansville will be relocated to a company-owned site yet to be determined. The announcement follows a comprehensive review of alternatives for product consolidation within the refrigeration product category.

The company also said that it is currently evaluating options for the best location for the Refrigeration Product Development Center, which is co-located with the Evansville manufacturing facility and has approximately 300 employees. A decision is expected in the near future.

“This was a difficult but necessary decision,” said Al Holaday, vice president, North American Manufacturing Operations, Whirlpool Corporation. “To reduce excess capacity and improve costs the decision was made to consolidate production within our existing North American manufacturing facilities. This will allow us to streamline our operations, improve our capacity utilization, reduce product overlap between plants, and meet future production requirements.

“We are announcing this decision nearly one-year in advance as part of our commitment to make the transition as smooth as possible.”

Whirlpool is committed to helping the affected employees and their families with the transition. Conversations regarding transition assistance will begin immediately. The company also said it would work with local and state officials to help ensure that all available training resources are made available to affected employees, and to reposition affected facilities for future job development opportunities within the community.

The company’s earnings and cash flow outlook for the full-year 2009 remain unchanged from the last update contained in its earnings release dated July 22, 2009.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2008, 70,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool’s 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and other postretirement benefit plans; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the effects of governmental investigations or related actions by third parties; (14) the impact of labor relations; (15) our ability to attract, develop and retain executives and other qualified employees; (16) the cost of compliance with environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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